                                                                    EXHIBIT 23.1

                         Independent Auditors' Consent

The Board of Directors
Encysive Pharmaceuticals Inc.:

We consent to the incorporation by reference in the registration statement on Form S-3 to be filed on June 4, 2004 of Encysive Pharmaceuticals Inc. ("the Company") of our report dated February 19, 2004, with respect to the consolidated balance sheets of the Company and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations and comprehensive loss, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 annual report on Form 10-K of the Company.

/s/ KPMG, LLP

Houston, Texas
June 3, 2004